As filed with the Securities and Exchange Commission on May 9, 2012

Registration No. 333-181055

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPP Finance 2010

(Exact Name of Registrant as Specified in its Charter)

United Kingdom	7311	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 Ely Place

Dublin 2, Ireland

Telephone: 011–353–1–669–0333

(Address and telephone number of registrants’ principal executive offices)

(FOR CO-REGISTRANTS, PLEASE SEE “TABLE OF CO-REGISTRANTS” ON THE FOLLOWING PAGE)

Andrea Harris, Esq.

Group Chief Counsel

6 Ely Place

Dublin 2, Ireland

Telephone: 011–353–1–669–0333

(Name, address and telephone number of agent for service)

with a copy to:

Adam Kupitz, Esq.

Allen & Overy LLP

One Bishops Square

London E1 6AD

Telephone: (011 44) 20 3088 0000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price(1)	Amount of registration fee
4.75% Notes due 2021	$812,387,000	100%	$812,387,000	$93,100(3)
Guarantees of 4.75% Notes due 2021	N/A(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name as Specified in Charter	State or other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Principal Executive Offices
WPP plc	Jersey	7311	Not Applicable	6 Ely Place Dublin 2, Ireland Telephone: 011–353–1–669–0333

WPP Air 1 Limited	Ireland	7311	Not Applicable	6 Ely Place Dublin 2, Ireland Telephone: 011–353–1–669–0333

WPP 2005 Limited	United Kingdom	7311	Not Applicable	6 Ely Place Dublin 2, Ireland Telephone: 011–353–1–669–0333

WPP 2008 Limited	United Kingdom	7311	Not Applicable	6 Ely Place Dublin 2, Ireland Telephone: 011–353–1–669–0333

PROSPECTUS

WPP Finance 2010

Offer to Exchange up to

$812,387,000 Aggregate Principal Amount of 4.75% Senior Notes due 2021 issued by WPP Finance 2010

For Any and All Outstanding Unregistered

$812,387,000 Aggregate Principal Amount of 4.75% Senior Notes due 2021 issued by WPP Finance 2010

We are conducting the Exchange Offer (as defined below) in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

•

We will exchange all outstanding Old Notes (as defined below) that are validly tendered and not validly withdrawn for an equal principal amount of New Notes (as defined below) that are freely tradable.

•	You may withdraw tenders of Old Notes at any time prior to the Expiration Date (as defined below) of the Exchange Offer.

•	The Exchange Offer for Old Notes expires midnight, New York City time, on June 7, 2012, unless extended.

•

The terms of the New Notes to be issued in the Exchange Offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable. The New Notes will have the same financial terms as the Old Notes, and are subject to the same business and financial risks.

All untendered Old Notes will continue to be subject to any applicable restrictions on transfer set forth in the Old Notes and in the indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days commencing on the day the Exchange Offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale. See “Plan of Distribution.”

For a more detailed description of the New Notes, see “Description of the New Notes and the Guarantees” beginning on page 25.

See “Risk Factors” beginning on page 8 for a discussion of certain risks you should consider before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the New Notes to be issued in the Exchange Offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

May 10, 2012

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The most recent information that we file with the SEC automatically updates and supersedes earlier information.

The following information has been filed with the SEC and shall be deemed to be incorporated in, and to form part of, this prospectus: the Annual Report of WPP plc filed with the SEC on Form 20-F on April 30, 2012 in respect of the year ended December 31, 2011 (the “Form 20-F”).

The Form 20-F may also be accessed via the SEC’s website at www.sec.gov. Where reference is made to a website in this prospectus, the contents of that website do not form part of this prospectus.

In addition, we will incorporate by reference into this prospectus all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and until the Exchange Offer is completed.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. You should direct your requests to 6 Ely Place Dublin 2, Ireland (telephone: +353–1–669–0333).

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In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by May 31, 2012 to ensure timely delivery of the documents prior to the expiration date of the Exchange Offer.

In making an investment decision, prospective participants in the Exchange Offer must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. Prospective participants in the Exchange Offer should not construe anything in this prospectus as legal, business or tax advice. Each prospective participant in the Exchange Offer should consult its own advisors as needed to make its investment decision, to determine whether it is legally permitted to participate in the Exchange Offer under applicable laws and regulations and to determine the particular tax consequences to it of participating in the Exchange Offer. Participants in the Exchange Offer should be aware that they may be required to bear the financial risks of an investment in the New Notes for an indefinite period of time.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information. All such summaries are qualified in their entirety by such reference. You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or as of the date of the documents incorporated by reference, as applicable. We are not making an offer of securities in any jurisdiction where such offer is not permitted.

GENERAL INFORMATION

As used in this prospectus, the “Company,” the “Group” and “WPP Group” refer to WPP plc and its consolidated subsidiaries; the “Issuer” refers to WPP Finance 2010, excluding its subsidiaries and affiliates; the “Subsidiary Guarantors” refers to WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, excluding their subsidiaries; and the “Parent Guarantor” refers to WPP plc, excluding its subsidiaries and affiliates. References to the “Guarantors” refers collectively to the Parent Guarantor and the Subsidiary Guarantors, in each case unless the context otherwise requires or unless otherwise specified. References to “we,” “our” and “us” refer to the Issuer and WPP plc, collectively, in each case unless the context otherwise requires or unless otherwise specified.

CURRENCY OF PRESENTATION AND EXCHANGE RATES

WPP plc publishes its consolidated financial statements in pounds sterling.

In this prospectus and the documents incorporated by reference herein, references to “$,” “U.S.$, dollars” and “U.S. dollars” are to the lawful currency of the United States; references to “£,” “pounds sterling,” “pounds” and “pence” are to the lawful currency of the United Kingdom; and references to “€” or “euro” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty Establishing the European Community, as amended. Solely for the convenience of the reader, this prospectus and the documents incorporated by reference herein contain translations of certain pounds sterling amounts into U.S. dollars at the rate or rates indicated. These translations should not be construed as representations that the pound amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, pound sterling amounts as of and for the year ended December 31, 2011 have been translated at the Bloomberg Closing Mid Point rate on December 31, 2011 of £1.00 = U.S.$1.5509. As of May 8, 2012, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.6156.

Certain monetary amounts and currency translations included in this document have been subject to rounding adjustments. Accordingly, figures shown as currency translations in certain tables may not be an arithmetic aggregation of the figures which preceded them.

AVAILABLE INFORMATION

WPP plc files reports, including annual reports on Form 20-F, with, and furnishes other information to, the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with or furnished to the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any documents WPP plc files or furnishes electronically will be available free of charge at the SEC’s website at www.sec.gov.

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ENFORCEABILITY OF CIVIL LIABILITIES

WPP Finance 2010 is a private unlimited liability company incorporated under the laws of England and Wales. WPP plc is a public company limited by shares incorporated under the laws of Jersey. WPP Air 1 Limited is a company limited by shares incorporated under the laws of Ireland. WPP 2008 Limited and WPP 2005 Limited are private limited liability companies incorporated under the laws of England and Wales. Some of the directors and officers of the Issuer and the Guarantors, and certain of the experts named herein, reside outside of the United States. In addition, a substantial portion of the Issuer’s and the Guarantors’ assets are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer and the Guarantors or their respective directors and officers and certain experts or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the U.S. federal securities laws.

The Issuer and the Guarantors have expressly submitted to the jurisdiction of the U.S. federal or state courts sitting in the Borough of Manhattan, The City of New York for the purpose of any suit, action or procedure to enforce the New Notes, the Old Notes or the related guarantees and have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 to accept service of process in any such action.

FORWARD-LOOKING STATEMENTS

Except for historical statements and discussions, statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Other documents of WPP plc filed with or furnished to the SEC, including those incorporated by reference in this prospectus, may also include forward-looking statements, and other written or oral forward-looking statements have been made and may in the future be made from time to time by us or on our behalf.

Forward-looking statements include, without limitation, plans, objectives, projections and anticipated future economic performance based on assumptions and the like that are subject to risks and uncertainties. Forward-looking statements generally can be identified by the use of terms such as “ambition,” “may,” “hope,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “plan,” “seek,” “continue” or similar terms.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management’s beliefs and assumptions made by management about future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements.

Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	the unanticipated loss of a material client or key personnel,

•	delays or reductions in client advertising budgets,

•	shifts in industry rates of compensation,

•	regulatory compliance costs or litigation,

•	natural disasters or acts of terrorism,

•

the Company’s exposure to changes in the values of major currencies other than the UK pound sterling (because a substantial portion of its revenues are derived and costs incurred outside of the United Kingdom), and

•

the overall level of economic activity in the Company’s major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets).

The foregoing list of important factors is not exhaustive. For further discussion of these and other factors, see Item 3.D. “Risk Factors,” Item 4. “Information on the Company,” Item 5. “Operating and Financial Review and Prospects” and Item 11. “Quantitative and Qualitative Disclosures about Market Risk” in the Form 20-F.

As a result of these and other factors, no assurance can be given as to our future results and achievements. You are cautioned not to put undue reliance on these forward-looking statements, which are neither predictions nor guarantees of future events or circumstances. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are similarly qualified.

SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus and the documents incorporated by reference before making an investment decision in relation to the Exchange Offer and an investment in the New Notes and guarantees.

The Group

The Group comprises one of the largest communication services businesses in the world. It operates through a number of established global, multinational and national advertising and marketing services companies that are organised into four business segments: Advertising and Media Investment Management; Consumer Insight; Public Relations & Public Affairs; and Branding & Identity, Healthcare and Specialist Communications (including direct, digital, promotion and relationship marketing). It operates from over 2,500 offices in 107 countries, including associates. At December 31, 2011, the Group had 113,615 employees. Including all employees of associated companies, this figure was approximately 158,000. For the year ended December 31, 2011, the Group had revenue of approximately £10,022 million and operating profit of approximately £1,192 million.

The Group’s largest segment is Advertising and Media Investment Management, where it operates the advertising networks Ogilvy & Mather Advertising, JWT, Y&R, Grey, bates and the United Network, as well as Media Investment Management companies such as MediaCom, MEC, Mindshare, Maxus and tenthavenue. Consumer Insight operations are conducted through Kantar. Public Relations & Public Affairs operates through companies that include Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton and Ogilvy Public Relations. Branding & Identity, Healthcare and Specialist Communications operations are conducted by companies that include B to D Group, ghg, Wunderman, Sudler & Hennessey, OgilvyOne Worldwide, Ogilvy CommonHealth Worldwide, G2, OgilvyAction, 24/7 Media and other companies.

WPP plc’s executive office is located at 6 Ely Place, Dublin 2, Ireland, Tel: 011-353-1-669-0333 and its registered office is located at 22 Grenville Street, St Helier, Jersey, JE4 8PX.

The Issuer

WPP Finance 2010 was incorporated on October 26, 2010 and is a private unlimited liability company under the laws of England and Wales (company number 7419716). It is an indirect, wholly-owned subsidiary of WPP plc.

The Guarantors

WPP plc was incorporated on September 12, 2008 as a public company limited by shares in Jersey (company number 101749) and became the ultimate parent of the Group on November 19, 2008.

WPP Air 1 Limited was incorporated on September 30, 2008 as a company limited by shares in Ireland (company number 462735). It is a direct, wholly-owned subsidiary of WPP plc.

WPP 2008 Limited (formerly WPP Group plc) was incorporated on August 16, 2005 and is now a private limited company in England and Wales (company number 05537577). It is an indirect, wholly-owned subsidiary of WPP Air 1 Limited. WPP 2008 Limited was the ultimate parent of the Group from October 25, 2005 until November 19, 2008.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company in England and Wales (company number 1003653). It is a direct, wholly-owned subsidiary of WPP 2008 Limited. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

Summary of the Exchange Offer

Background

On November 21, 2011, WPP Finance 2010 issued $500,000,000 principal amount of 4.75% Notes due 2021 in a private offering (the “Old Cash Offer Notes”) and on December 2, 2011, WPP Finance 2010 issued a further $312,387,000 principal amount of the 4.75% Notes due 2021 in a private exchange offer (the “Old Exchange Offer Notes” and together with the Old Cash Offer Notes, the “Old Notes”).

We are required to conduct the Exchange Offer pursuant to a registration rights agreement dated November 21, 2011 for the purpose of allowing holders to exchange their Old Notes for New Notes which have been registered under the Securities Act.

The Exchange Offer	We are offering U.S.$812,387,000 principal amount of 4.75% Notes due 2021 registered under the Securities Act for any and all outstanding unregistered U.S.$812,387,000 principal amount of 4.75% Notes due 2021 issued on November 21, 2011 and December 2, 2011.

We refer to the above offer as an “Exchange Offer.” Additionally, we refer to the notes described above that are being offered in exchange for the Old Notes pursuant to the Exchange Offer as the “New Notes.”

In order to exchange an Old Note, you must follow the required procedures and we must accept the Old Note for exchange. We will exchange all Old Notes validly offered for exchange, or “tendered,” and not validly withdrawn.

Expiration Date	The Exchange Offer expires at midnight, New York City time, on June 7, 2012, unless we extend such date or time for the Exchange Offer, which we refer to as the “Expiration Date.” We may extend the Expiration Date for any reason. We will complete the Exchange Offer and issue the New Notes promptly after the Expiration Date.

Resale of New Notes	Based on interpretive letters of the Securities and Exchange Commission, or “SEC,” staff to third parties, we believe that you may offer for resale, resell and otherwise transfer New Notes issued pursuant to the Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	acquire the New Notes issued in the Exchange Offer in the ordinary course of your business;

•	are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued in the Exchange Offer; and

•	are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act.

By tendering Old Notes as described in “The Exchange Offer—Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

If you are a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in interpretive letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers	If you are a broker-dealer that has received New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. For a period of 90 days commencing on the day the Exchange Offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale.

Consequences If You Do Not Exchange Your Old Notes	If you are eligible to participate in the Exchange Offer and you do not tender your Old Notes, your Old Notes will continue to be subject to any applicable transfer restrictions. These transfer restrictions and the availability of New Notes could adversely affect the trading market for your Old Notes. The Old Notes and the New Notes will not be fungible.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity. Old Notes held in DTC may be tendered in the

Exchange Offer using DTC’s ATOP system. Eligible holders should be aware that the bank, broker, dealer, trust company or other nominee through which they hold their Old Notes may have earlier deadlines for taking action pursuant to the Exchange Offer and, accordingly, eligible holders are urged to contact their bank, broker, dealer, trust company or other nominee to determine any additional deadline that may have been established for taking action in relation to the Exchange Offer. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Withdrawal Rights	You may withdraw your tender of Old Notes any time prior to the Expiration Date.

Tax Consequences	The exchange of Old Notes for New Notes pursuant to the Exchange Offer generally should not be a taxable event for U.S. federal income tax purposes. For a summary of certain income tax consequences of the Exchange Offer and the New Notes, see “Summary of Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be cancelled.

Exchange Agent	Citibank, N.A., London Branch is the Exchange Agent (the “Exchange Agent”) for the Exchange Offer. The address and telephone number of the Exchange Agent is listed “The Exchange Offer—Exchange Agent.”

Summary of the New Notes and Guarantees

The summary below describes the principal terms of the New Notes and the related guarantees. For a more complete understanding of the terms of the New Notes, the guarantees and the indenture governing the New Notes and the guarantees, you should read the section entitled “Description of the New Notes and the Guarantees.”

Issuer	WPP Finance 2010

Guarantors	WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited

Maturity	The New Notes will mature on November 21, 2021.

Interest Rate	The New Notes will bear interest at the rate of 4.75% per year from May 21, 2012 or the most recent interest payment date of the Old Notes for which interest has been paid or duly provided, as applicable.

Interest Payment Dates	Interest on the New Notes will be payable semi-annually on May 21 and November 21, beginning on November 21, 2012.

Interest Rate Adjustment	The interest rate payable on the New Notes will be subject to adjustment from time to time if a rating assigned to the New Notes is downgraded (or subsequently upgraded) as described under “Description of the New Notes and the Guarantees—General—Interest Rate Adjustment.”

Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the New Notes will be guaranteed by WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited on a joint and several basis, as described under the heading “Description of the New Notes and Guarantees—Guarantees.”

Ranking	The New Notes will be the Issuer’s senior, unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding.

The guarantees will be unsecured and unsubordinated obligations of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited and will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated debt obligations from time to time outstanding of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, respectively.

The New Notes and the guarantees will be effectively subordinated to any existing and future secured indebtedness of WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, respectively, to the extent of the collateral securing such indebtedness.

As of December 31, 2011, none of WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited had any secured indebtedness outstanding.

As of December 31, 2011, the Subsidiary Guarantors’ indebtedness and their guarantees of parent company and subsidiary indebtedness was approximately £3,893.0 million (U.S.$6,037.7 million), excluding overdrawn bank balances associated with the Group’s cash management activities of approximately £4,192.3 million (U.S.$6,501.8 million).

As of December 31, 2011, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £15,065.7 million (U.S.$23,365.4 million), of which approximately £1,882.7 million (U.S.$2,919.9 million) was indebtedness.

WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the New Notes unless other entities become guarantors. As a result, the New Notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors.

Optional Redemption	The Issuer will have the right, at its option, to redeem the New Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the greater of the principal amount of such New Notes and the applicable “make-whole” amount, plus in each case accrued interest to, but excluding, the redemption date, as described under “Description of the New Notes and Guarantees—Redemption—Optional Redemption” in this prospectus.

Tax Redemption	Upon the occurrence of certain events relating to taxation, as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the New Notes, we may redeem the outstanding New Notes in whole (but not in part), at any time, at a price equal to 100% of their principal amount plus accrued interest to, but excluding, the redemption date.

Change of Control Repurchase Right	Upon the occurrence of a Change of Control Repurchase Event, as defined under “Description of the New Notes and the Guarantees—Repurchase upon Change of Control Repurchase Event” in this prospectus, the Issuer will be required to make an offer to purchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

Form and Denomination	Except as described below, the New Notes will be issued only in registered form without coupons and in denominations of U.S.$1,000 principal amount and integral multiples of U.S.$1,000 in excess thereof. See “Description of the New Notes and Guarantees—Form, Transfer and Book-Entry Procedures.”

The New Notes will initially be issued to investors in book-entry form only. Fully-registered global notes representing the total aggregate principal amount of the New Notes will be issued and registered in the name of a nominee for DTC, the securities depositary for the New Notes, for credit to accounts of direct or indirect participants in DTC, including Clearstream Banking, société anonyme (“Clearstream”), in Luxembourg and Euroclear Bank S.A./N.V. (“Euroclear”), in Brussels, Belgium. Unless and until New Notes in definitive certificated form are issued, the only holder will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary. Except as described in this prospectus, a beneficial owner of any interest in a Global Note (as defined below) will not be entitled to receive physical delivery of definitive New Notes. Accordingly, each beneficial owner of any interest in a Global Note must rely on the procedures of DTC or its participants, as applicable, to exercise any rights under the New Notes.

Listing	Application has been made to admit the New Notes to listing on the official list of the United Kingdom Financial Authority and to trading on the Professional Securities Market of the London Stock Exchange.

Trustee	Wilmington Trust, National Association

Security Registrar and Paying Agent	Citibank, N.A.

Governing Law	State of New York

Risk Factors	Before making an investment decision in relation to the Exchange Offer, eligible holders should consider carefully all of the information included or incorporated by reference in this prospectus, including, in particular, the information under “Risk Factors” in this prospectus and the information under “Risk Factors” in WPP plc’s Form 20-F.

RISK FACTORS

Participation in the Exchange Offer and an investment in the New Notes involves certain risks. You should carefully consider the risks described below and those described in WPP plc’s Form 20-F, as well as the other information included or incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the New Notes and/or the Old Notes could decline due to any of these risks, and you may lose all or part of your investment. While we believe these risks describe the principal material risks relating to participation in the Exchange Offer and an investment in the New Notes, additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

For a discussion of risks relating to our business, see Item 3 (“Key Information—Risk Factors”) and Item 11 (“Quantitative and Qualitative Disclosures About Market Risk”) in the Form 20-F incorporated by reference herein.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will continue to be subject to any applicable transfer restrictions, which may adversely affect their market price.

If you do not properly tender your Old Notes for New Notes in the Exchange Offer, you will continue to be subject to any applicable restrictions on the transfer of your Old Notes. In general, the Old Notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or exempt from registration thereunder. We do not intend to register resales of the Old Notes under the Securities Act. You should refer to “The Exchange Offer—Procedures For Tendering” for information about how to tender your Old Notes. The tender of Old Notes under the Exchange Offer will reduce the outstanding amount of each series of the Old Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Old Notes due to a reduction in liquidity.

Late deliveries of Old Notes and other required documents could prevent you from exchanging your Old Notes.

Holders are responsible for complying with all procedures of the Exchange Offer. The issuance of New Notes in exchange for Old Notes will occur only upon completion of the procedures described in “The Exchange Offer—Procedures For Tendering.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the Exchange Agent are obligated to extend the Exchange Offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a current prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Related to the New Notes and the Guarantees

The Issuer is a finance company that will depend on payments under intercompany loans to provide it with funds to meet its obligations under the New Notes.

The Issuer is a financing vehicle that has no business operations or subsidiaries and its only assets will be intercompany advances it will make to the Group. As such, the Issuer’s ability to make payments of interest, principal and premium, if any, on the New Notes will be wholly dependent upon payments from the Group under the intercompany loans to provide it with funds to make payments due on the New Notes.

The New Notes and the guarantees will be unsecured obligations.

The New Notes will be senior, unsecured indebtedness of the Issuer and will rank equally in right of payment with all future unsecured and unsubordinated obligations of the Issuer. The guarantees will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of each Guarantor. The New Notes and the guarantees will be effectively subordinated to any future secured indebtedness of the Issuer and each Guarantor, respectively, to the extent of the collateral securing such indebtedness. As of December 31, 2011, neither the Issuer nor the Guarantors had any secured indebtedness outstanding. For more information on the ranking of the New Notes, see “Description of the New Notes and Guarantees.”

The Guarantors are holding companies and will depend upon funds from their subsidiaries to meet their obligations under the New Notes and guarantees.

The Guarantors are holding companies and their only significant assets are their investments in their subsidiaries. As holding companies, the Guarantors are dependent upon dividends, loans or advances, or other intercompany transfers of funds from their subsidiaries to meet their obligations under the guarantees. The ability of their subsidiaries to pay dividends and make other payments to the Guarantors may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be a party. Therefore, the Guarantors’ ability to make payments with respect to the guarantees may be limited.

The Guarantors currently conduct all of their operations through their subsidiaries, and none of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors will have any obligations with respect to such New Notes and guarantees unless other entities become guarantors. As a result, the debt securities will be structurally subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of all of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors, unless and except to the extent that any of those entities become guarantors. As of December 31, 2011, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £15,065.7 million (U.S.$23,365.4 million), of which approximately £1,882.7 million (U.S.$2,919.9 million) was indebtedness. In addition, WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited, is a guarantor of £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc, and Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited, is a guarantor of U.S.$368.6 million of 5.875% notes due June 2014 issued by WPP Finance (UK).

We may be unable to purchase the New Notes upon the occurrence of a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture governing the New Notes, we are required to offer to purchase all of the New Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. If a Change of Control Repurchase Event occurs, we may not have sufficient funds to pay the repurchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a Change of Control Repurchase Event under the indenture may also result in an event of default under our credit facilities and certain of our other debt instruments, which may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on our ability to repurchase the New Notes upon certain events, including transactions that would constitute a Change of Control Repurchase Event under the indenture. Our failure to repurchase the New Notes following the occurrence of a change of control repurchase event would constitute an event of default under the indenture.

The provisions relating to change of control repurchase events set forth in the indenture governing the New Notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or a downgrading or withdrawal of the requisite credit ratings by rating agencies so as to trigger our obligation to repurchase the New Notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the New Notes to require us to repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

Civil liabilities or judgments against the Issuer, the Guarantors or their directors, officers or experts based on U.S. federal or state securities laws may be difficult or impossible to enforce.

The Issuer and the Guarantors are companies incorporated under the laws of England and Wales, Jersey and Ireland. Future guarantors are also expected to be organized outside the United States. Some of the Issuer’s and the Guarantors’ directors and officers reside outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer or the Guarantors or their directors and officers or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal or state securities laws of the United States.

Payments on the New Notes or the guarantees could be subject to withholding under the European Union Savings Directive.

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), European Union Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

If a payment were to be made or collected through a member state of the European Union that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor the Guarantors nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any New Notes as a result of the imposition of such withholding tax. The Issuer will be required to maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

The New Notes may not be a suitable investment for all investors.

Each potential investor in the New Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•

have sufficient knowledge and experience to make a meaningful evaluation of the New Notes, the merits and risks of investing in the New Notes and the information contained or incorporated by reference in this prospectus;

•

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the New Notes and the impact such investment will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in the New Notes;

•	understand thoroughly the terms of the New Notes; and

•

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

There may not be a liquid trading market for the New Notes.

The Issuer intends to list the New Notes on the Professional Securities Market of the London Stock Exchange. Nevertheless, an active market for the New Notes may not develop, and any market that develops may not last. If the New Notes are traded, they may trade at a discount from their initial price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your New Notes at a fair market value or at all.

The value of your investment in the New Notes may be subject to exchange rate fluctuations. We may become subject to exchange controls, which may similarly negatively impact the value of your investment in the New Notes.

The Issuer (and, failing the Issuer, the Guarantors and any other guarantors, if the New Notes are guaranteed by any such other guarantors) will pay principal and interest on the New Notes in dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the dollar or revaluation of the investor’s currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the dollar would decrease (1) the investor’s currency equivalent yield on the New Notes, (2) the investor’s currency equivalent value of the principal payable on the New Notes and (3) the investor’s currency equivalent market value of the New Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

The value of your investment in the New Notes may be subject to interest rate fluctuations.

Investment in the New Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the New Notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the New Notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the New Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Legal considerations may restrict certain investments.

The investment activities of certain investors are subject to investment laws and regulations, or review or regulation by certain authorities. Each eligible holder should consult its legal advisers to determine whether and to what extent (1) the New Notes are legal investments for it, (2) the New Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any of the New Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the New Notes under any applicable risk-based capital or similar rules.

As a “foreign private issuer” in the United States, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC.

As a “foreign private issuer,” we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Old Notes, the terms of which are substantially identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be cancelled.

We used all of the net proceeds from the sale of the Old Cash Offer Notes for general corporate purposes, including the repayment of certain Group indebtedness.

EXCHANGE RATES

The annual average exchange rate of the pound sterling and the U.S. dollar for each of the five years ended December 31, 2011 was:

Year ended December 31,	Average
2007	2.0019
2008	1.8524
2009	1.5667
2010	1.5461
2011	1.6032

The following table sets forth, for each of the most recent six completed months and the current month, the high and low exchange rates. As of May 8, 2012, the closing exchange rate was £1.00 = U.S.$1.6156.

Period	High	Low
November 2011	1.6083	1.5436
December 2011	1.5702	1.5399
January 2012	1.5749	1.5295
February 2012	1.5937	1.5664
March 2012	1.5991	1.5635
April 2012	1.5826	1.6257
May (through May 8, 2012)	1.6150	1.6219

There can be no assurance that the pound sterling will depreciate or appreciate significantly in the future.

CAPITALIZATION

The following table sets forth the Group’s consolidated capitalization as at December 31, 2011. The Group has prepared this table using the accounting policies adopted by the Group in the preparation of the Form 20-F and this table should be read in conjunction with, and is qualified by, the Form 20-F, which has been incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference.” U.S. dollar amounts are presented solely for your convenience.

	As at December 31, 2011
	£m	U.S.$m(1)
Cash and Short-Term Deposits	1,946.6	3,019.0

Short-Term Indebtedness
Overdrafts & loans due within one year	518.4	804.0

Long-Term Indebtedness
4.375% bonds due 2013	501.4	777.6
5.875% notes due 2014	237.7	368.6
5.25% bonds due 2015	417.8	648.0
6.625% bonds due 2016	626.7	971.9
6.0% bonds due 2017	400.0	620.4
6.375% bonds due 2020	200.0	310.2
5.75% convertible bonds due 2014	450.0	697.9
8.0% bonds due 2014	386.9	600.0
6.22% & 6.34% notes due 2012 & 2014	35.5	55.1
Drawings under revolving credit facility due 2016	79.7	123.6
Old Notes	523.8	812.4
Derivative financial instruments & other adjustments	33.5	52.0

Total Indebtedness	4,411.4	6,841.7

Capital and Reserves
Called up share capital	126.6	196.3
Share premium account	105.7	163.9
Shares to be issued	2.4	3.7
Other reserves	(4,197.3)	(6,509.6)
Own shares	(177.6)	(275.4)
Retained earnings	10,803.5	16,755.1

Total Shareholders’ Equity	6,663.3	10,334.0

Total Capitalization	11,074.7	17,175.7

(1)	All U.S. dollar amounts in this table have been translated from pounds sterling based on the closing rate on December 31, 2011 of £1.00=$1.5509.

As at December 31, 2011, none of WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited had any secured indebtedness outstanding.

RATIOS OF EARNINGS TO FIXED CHARGES

The data presented below is derived from the financial statements included in the documents incorporated by reference and other financial information previously filed with the SEC as part of the Form 20-F. WPP plc prepares its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The following table sets forth WPP plc’s unaudited consolidated ratios of earnings to fixed charges for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. The table should be read in conjunction with the financial statements and other financial information included in the documents incorporated by reference.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(£ millions)
EARNINGS
Profit before taxation (excluding share of results of associates)	942.3	796.1	605.6	700.8	678.0
Dividend from associates	57.2	53.3	45.5	44.6	28.0
Interest expense	253.4	230.9	309.3	280.5	216.3
Interest component of rent expense	151.2	147.3	144.8	108.4	87.0

Total Earnings	1,404.1	1,227.6	1,105.2	1,134.3	1,009.3

FIXED CHARGES
Interest expense(1)	253.4	230.9	309.3	280.5	216.3
Interest component of rent expense(2)	151.2	147.3	144.8	108.4	87.0

Total Fixed Charges	404.6	378.2	454.1	388.9	303.3

Ratio of Earnings to Fixed Charges	3.47x	3.25x	2.43x	2.92x	3.33x

(1)	Interest expense excludes interest on pension schemes liabilities and revaluation of financial instruments accounted at fair value through profit and loss.
(2)	The interest component of rent expense is one-third of rent expense as representative of the interest portion of rentals.

THE EXCHANGE OFFER

Purpose of Exchange Offer

On November 21, 2011, WPP Finance 2010 issued $500,000,000 principal amount of 4.75% Notes due 2021 in a private offering (the “Old Cash Offer Notes”) and on December 2, 2011, WPP Finance 2010 issued a further $312,387,000 principal amount of the 4.75% Notes due 2021 in a private exchange offer (the “Old Exchange Offer Notes” and together with the Old Cash Offer Notes, the “Old Notes”).

We are required to conduct the Exchange Offer pursuant to a registration rights agreement dated November 21, 2011 for the purpose of allowing holders to exchange their Old Notes for New Notes which have been registered under the Securities Act.

We are offering U.S.$812,387,000 principal amount of 4.75% Notes due 2021 registered under the Securities Act for any and all outstanding unregistered U.S.$812,387,000 principal amount of 4.75% Notes due 2021 issued on November 21, 2011 and December 2, 2011.

We refer to the above offer as an “Exchange Offer.” Additionally, we refer to the notes described above that are being offered in exchange for the Old Notes pursuant to the Exchange Offer as the “New Notes.”

The Old Cash Offer Notes were purchased by the initial purchasers set forth in Schedule I to the Purchase Agreement dated November 2, 2011, among the Issuer, the Guarantors and the initial purchasers thereunder, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. qualified offerees (as defined in the cash offering memorandum dated November 2, 2011) in compliance with Regulation S under the Securities Act. The Old Exchange Offer Notes were issued to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States in compliance with Regulation S under the Securities Act to non-U.S. qualified offerees, as defined in and pursuant to the exchange offering memorandum dated November 2, 2011.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, for each $1,000 principal amount of Old Notes properly surrendered and not withdrawn before the Expiration Date of the applicable Exchange Offer, we will issue $1,000 principal amount of New Notes. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000 in excess thereof. In addition, untendered portions of Old Notes must be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will have a different CUSIP number from the Old Notes; and

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes.

No interest will be paid on either the New Notes or the Old Notes at the time of the exchange. The New Notes will accrue interest from and including the last interest payment date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the Expiration Date of the Exchange Offer.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular Exchange Offer in the context of an interpretative letter. Therefore, the SEC might not treat this Exchange Offer in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these interpretative letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•

you must not be participating in, and do must not intend to participate in, and have no arrangements or understandings with any person to participate in, the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

By tendering your Old Notes as described in “—Procedures for Tendering,” you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the interpretative letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

For a full list of the representations that each tendering holder of Old Notes must make in order to participate in one or more of the Exchange Offer, see “—Representations on Tendering Old Notes.”

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the Exchange Offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the Exchange Offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes.

In addition, the Exchange Offer is made to all holders of Old Notes other than to any such holder in the European Economic Area to whom the Exchange Offer cannot be made without requiring the production of a prospectus for purposes of the Directive 2003/71/EC (which condition may be certified or validated by way of representations from such holders).

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making this Exchange Offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of Old Notes do not have appraisal or dissenters’ rights under state law. We intend to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date; Extensions; Amendments

The Expiration Date for the Exchange Offer is midnight, New York City time, on June 7, 2012, unless we extend the Expiration Date with respect to the Exchange Offer. We may extend the Expiration Date of the Exchange Offer in our sole discretion. If we so extend the Expiration Date, the term “Expiration Date” shall mean the latest date and time to which we extend the Exchange Offer. With respect to the Exchange Offer, we reserve the right, in our sole discretion:

•	to, prior to the applicable Expiration Date, delay accepting any Old Notes;

•	to extend the Exchange Offer; or

•	to amend the terms of the Exchange Offer in any way we determine.

We will give oral notice promptly followed by written notice of any delay, extension or termination to the Exchange Agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the Exchange Offer to the registered holders of Old Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will (i) promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of the applicable series of Old Notes of the amendment or waiver and (ii) extend the Exchange Offer if necessary so that at least five business days remain in the Exchange Offer following notice of the material change, or as otherwise required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding an Exchange Offer prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date for the Exchange Offer. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to an appropriate news agency or another means of announcement that we deem appropriate.

Procedures for Tendering Old Notes

General

In order to participate in the Exchange Offer, you must validly tender your Old Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Old Notes or, if your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, to ensure that such entity validly tenders your Old Notes on your behalf, as described below. We have the right to waive any defects. However, we are not required to waive any defects and are not required to notify you of defects in your tender.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such holder promptly and instruct such holder to tender Old Notes on such beneficial owner’s behalf.

Tendering holders will not be required to pay any fees or commissions to the Issuer, the Guarantors or the Exchange Agent in connection with the Exchange Offer. If your Old Notes are held through a broker or other nominee who tenders such Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

If you have any questions or need help in tendering your Old Notes, please contact the Exchange Agent whose address and telephone number is listed below under “—Exchange Agent.” Holders whose Old Notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines other than the deadlines specified in this prospectus for such nominees to be advised of the action that you wish them to take with respect to your Old Notes.

Old Notes must be tendered through DTC. DTC participants must electronically transmit their acceptance of the Exchange Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an agent’s message (as hereinafter defined) to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this prospectus and agree to be bound by the terms of this prospectus (including the acknowledgements, representations, warranties and undertakings in this prospectus), and that we may enforce such agreement against you.

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under this prospectus or any other offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures set forth in this prospectus.

Effect of a Valid Tender

Subject to and effective upon the acceptance for exchange, and exchange, of Old Notes tendered thereby, by tendering Old Notes using ATOP, you (1) irrevocably surrender, assign and transfer to or upon the order of us all right, title and interest in and to all the Old Notes tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Old Notes, with full power coupled with an interest) to:

•

deliver certificates representing the Old Notes, or transfer ownership of the Old Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Old Notes for transfer, surrender or redemption on the relevant security register; and

•

receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes (except that the Exchange Agent will have no rights to or control over, our funds, except as our agent, for the offer consideration for any tendered Old Notes that are exchanged by us), all in accordance with the terms of the Exchange Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Old Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Old Notes may, in the opinion of our counsel, give rise to a breach or violation of applicable laws, rules or regulations. We also reserve the right to waive defects in any tender and any conditions to the Exchange Offer that we are legally permitted to waive. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. A waiver of any defect or irregularity with respect to the tender of one Old Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Old Note unless we expressly otherwise so provide.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we nor the Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender of any Old Notes, or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent, and not to us.

Acknowledgements, Representations, Warranties and Undertakings

In accordance with “—Procedures for Tendering Old Notes” above, if you tender your Old Notes in the Exchange Offer, you are deemed to acknowledge, represent, warrant and undertake as follows:

1. You acknowledge that you have received the prospectus and have reviewed and accept the terms of the Exchange Offer as set forth in the prospectus;

2. You are assuming all the risks inherent in participation in the Exchange Offer and have undertaken all the appropriate analysis of the implications of the Exchange Offer without reliance on the Issuer, the Exchange Agent or the trustee under the Old Notes or the New Notes;

3. You (1) irrevocably sell, assign and transfer to the Issuer all right, title and interest in and to all Old Notes that you tender in the Exchange Offer, (2) waive any and all other rights with respect to the Old Notes tendered by you in the Exchange Offer (including without limitation, any existing or past defaults and their consequences in respect of such Old Notes and the applicable indenture under which such Old Notes were issued) and release and discharge the Issuer from any and all claims you may have now, or may have in the future, arising out of, or related to, such Old Notes, including without limitation any claims that you are entitled to receive additional principal or interest payments with respect to such Old Notes or to participate in any redemption or defeasance of such Old Notes and (3) irrevocably appoint the Exchange Agent as your agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Issuer with respect to the tendered Old Notes with full power coupled with an interest) to (a) transfer ownership of the Old Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon the Issuer’s order, (b) present the Old Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes, all in accordance with the terms of the Exchange Offer;

4. You represent and warrant that you have full power and authority to tender, sell, assign and transfer the Old Notes that you tender in the Exchange Offer and to acquire any New Notes issuable upon the exchange of such tendered Old Notes, and that, when the Old Notes are accepted for exchange, the Issuer will acquire good, marketable and unencumbered title thereto, free and clear of all liens, security interests, restrictions, charges and encumbrances, and that the Old Notes tendered hereby are not subject to any adverse claim, right or proxy;

5. You agree that all authority conferred or agreed to be conferred by your tender in the Exchange Offer shall survive your death or incapacity and any of your obligations in relation to the Exchange Offer shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns;

6. You are acquiring the New Notes issued in the Exchange Offer in the ordinary course of your business;

7. If you are not a broker-dealer registered under the Exchange Act, you are not participating in or intending to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offer;

8. If you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offer from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of Directive 2003/71/EC (the “Prospectus Directive”);

9. You are not prohibited by any law or policy from participating in the Exchange Offer;

10. You are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

11. You are not located in any Member State of the European Economic Area which has implemented the Prospectus Directive or, if you are located in any Member State of the European Economic Area which has implemented the Prospectus Directive, you are a qualified investor (as defined in the Prospectus Directive) or otherwise fall within Article 3(2) of the Prospectus Directive;

12. You are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or within Article 43 of the Financial Promotion Order, or to whom this prospectus and any other documents or materials relating to the Exchange Offer may otherwise lawfully be communicated in accordance with the Financial Promotion Order;

13. You acknowledge that (a) neither WPP plc nor the Issuer has made any statement, representation, or warranty, express or implied, to you with respect to the Issuer, the Guarantors or the offer or sale of any New Notes, other than the information that has been included in the prospectus, including the information incorporated herein by reference (and as supplemented to the Expiration Date), and (b) any information you desire concerning the Issuer, the Guarantors, the New Notes or any other matter relevant to your decision to acquire the New Notes (including a copy of the prospectus) is or has been made available to you;

14. You acknowledge that none of the Exchange Agent or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to you with respect to the Issuer, the Guarantors or the offer or sale of any New Notes or the accuracy or completeness of this prospectus;

15. You are not acting on behalf of someone who cannot truthfully and completely make such representations; and

16. You acknowledge that WPP plc, the Issuer, the Guarantors and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements.

Withdrawal of Tenders

Your tender of Old Notes pursuant to the Exchange Offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date by transmitting to the Exchange Agent a withdrawal instruction via DTC in accordance with its standard procedures.

A holder who validly withdraws previously tendered Old Notes and does not validly re-tender Old Notes prior to the Expiration Date will not receive any New Notes pursuant to the Exchange Offer.

All questions as to the validity of any withdrawal instruction (including time of receipt thereof) will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all withdrawal instructions determined by us not to be in proper form, or if the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects in any withdrawal instructions that we are legally permitted to waive. Unless waived, any irregularities in connection with withdrawal instructions must be cured prior to the withdrawal deadline. A waiver of any defect or irregularity with respect to withdrawal instructions with regard to one Old Note shall not constitute a waiver of the same or any other defect or irregularity with respect to withdrawal instructions for any other Old Note unless we expressly otherwise so provide.

Any withdrawal instruction will not be deemed to be valid until all defects or irregularities relating to such instruction have been cured or waived. Neither we nor the Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any withdrawal of any Old Notes, or will incur any liability for failure to give any such notification.

If you withdraw Old Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Old Notes. If we amend or modify the terms of the Exchange Offer or the information concerning the Exchange Offer in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the Exchange Offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the early participation date or Expiration Date or an increase in the maximum exchange amount will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Exchange Agent

In connection with the Exchange Offer, WPP plc and the Issuer have retained Citibank, N.A., London Branch to act as Exchange Agent for the Exchange Offer, each of which will receive customary fees for its services. WPP plc has agreed to reimburse the Exchange Agent for its respective reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by WPP plc or the Issuer to any broker, dealer or other person, other than the Exchange Agent in connection with the Exchange Offer.

Questions and requests for assistance or additional copies of this prospectus may be directed to the Exchange Agent at its address and telephone number set forth below. Holders of Old Notes or New Notes may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Exchange Offer.

Citibank, N.A., London Branch

13th Floor

Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

+44-20-7508-3867

Fees and Expenses

The expense of soliciting tenders pursuant to the Exchange Offer will be borne by us.

We have not retained any dealer-manager in connection with the Exchange Offer and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the Exchange Offer only after timely confirmation of book-entry transfer of the Old Notes into the Exchange Agent’s account and timely receipt by the Exchange Agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange or waive any such defects or irregularities.

Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to any existing restrictions upon transfer under the Securities Act. In addition, any such Old Notes not exchanged for New Notes will remain outstanding and continue to accrue interest.

Participation in the Exchange Offer is voluntary. In the event the Exchange Offer is completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Old Notes could be adversely affected.

Neither we nor our board of directors or similar body make any recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the Exchange Offer. Moreover, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the Exchange Offer and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES AND THE GUARANTEES

The New Notes will be issued, as were the Old Notes, under an indenture, as supplemented by a supplemental indenture, each dated November 21, 2011, among WPP Finance 2010, as Issuer, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, as Guarantors, Wilmington Trust Company, as “Trustee,” and Citibank, N.A., as “Security Registrar” and “Paying Agent.” References hereafter to the “Indenture” include the supplemental indenture. The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the New Notes and the Indenture, including the definitions of certain terms contained therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The Indenture and the supplemental indenture thereto are included as Exhibits 4.1 and 4.2 of this Form F-4.

In this Description of the New Notes and the Guarantees, references to “Holders” mean persons who have New Notes registered in their names on the books that we, the Trustee or the Security Registrar, as applicable, maintain for this purpose, and not those who own beneficial interests in New Notes issued in book-entry form through The Depository Trust Company or in New Notes registered in street name. See “—Form, Transfer and Book-Entry Procedures.”

New Notes and Old Notes Will Represent Same Debt

The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offers. The New Notes will evidence the same debt as the Old Notes and both classes of notes will be entitled to the benefits of the Indenture and treated as a single series of debt securities. The terms of the New Notes will be the same in all material respects as the Old Notes except that the New Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof.

General

Principal and Interest

The aggregate principal amount of the New Notes issuable in the Exchange Offer will be up to U.S.$812,387,000. As discussed below under the heading “Further Issues,” additional New Notes may be issued in future offerings. The New Notes will mature on November 21, 2021.

The New Notes will bear interest at a rate of 4.75% per year, from May 21, 2012 or the most recent interest payment date of the Old Notes for which interest has been paid or duly provided, as applicable. Interest on the New Notes will be payable semi-annually on May 21 and November 21 of each year, beginning on November 21, 2012, to the Holders in whose names the New Notes are registered at the close of business on the May 6 or November 6 immediately preceding the related interest payment date.

The Issuer will pay interest on the New Notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. The Issuer will compute interest on the New Notes on the basis of a 360-day year of twelve 30-day months.

Interest Rate Adjustment

The interest rate payable on the New Notes will be subject to adjustments from time to time if either Moody’s (defined below) or S&P (defined below), or in either case, a Substitute Rating Agency (defined below) thereof, downgrades (or subsequently upgrades) the rating assigned to the New Notes, in the manner described below.

If the rating of the New Notes from Moody’s or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the New Notes will increase from the interest rate payable on the New Notes on their date of issuance by the percentage points set forth below opposite that rating:

Moody’s Rating*	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating of the New Notes from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the New Notes will increase from the interest rate payable on the New Notes on the date of their issuance by the percentage points set forth below opposite that rating:

S&P Rating*	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the New Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the New Notes to any of the ratings set forth in the tables above, the interest rate on the New Notes will be decreased such that the interest rate for the New Notes equals the interest rate payable on the New Notes on their date of issuance plus the applicable percentage points set forth opposite the ratings in the tables above in effect immediately following the ratings increase. If Moody’s or any Substitute Rating Agency thereof subsequently increases its rating of the New Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency thereof increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the New Notes will be decreased to the interest rate payable on the New Notes on their date of issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), will be made independent of any and all other adjustments. In no event will (1) the interest rate on the New Notes be reduced to below the interest rate payable on the New Notes on their date of issuance or (2) the total increase in the interest rate on the New Notes exceed 2.00 percentage points above the interest rate payable on the New Notes on their date of issuance.

No adjustments in the interest rate of the New Notes will be made solely as a result of a Rating Agency ceasing to provide a rating of the New Notes. If, at any time, less than two Rating Agencies provide a rating of the New Notes for any reason beyond the Issuer’s control, the Issuer will use its commercially reasonable efforts to obtain a rating of the New Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the New Notes pursuant to the table above (x) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the New Notes but which has since ceased to provide such rating, (y) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (z) the interest rate on the New Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the New Notes on their date of issuance plus the appropriate percentage points, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (y) above) (plus any applicable percentage points resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the New Notes, any subsequent increase or decrease in the interest rate of the New Notes necessitated by a reduction or increase in the rating by such Rating Agency will be twice the percentage points set forth in the applicable table above. For so long as no Rating Agency provides a rating of the New Notes, the interest rate on the New Notes will increase to, or remain at, as the case may be, 2.00 percentage points above the interest rate payable on the New Notes on their date of issuance.

In addition, the interest rate on the New Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the New Notes become rated A2 and A (or its equivalent, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P, respectively (or, in either case, any Substitute Rating Agency thereof), or one of these ratings if the New Notes are only rated by one Rating Agency.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or S&P or any Substitute Rating Agency thereof changes its rating of the New Notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease with respect to the New Notes described above relating to such Rating Agency’s action.

“Moody’s” means Moody’s Investors Services, Inc., or any successor thereto.

“Rating Agencies” means each of Moody’s and S&P and, if any of Moody’s and S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a board resolution) as a replacement agency for Moody’s or S&P or both of them, as the case may be.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (pursuant to a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

Guarantees

The Guarantors will guarantee, on a joint and several basis, the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by the Issuer in respect of the New Notes and under the Indenture. Each of the guarantees will be full and unconditional subject to the possible release or replacement of such guarantee upon certain mergers, consolidations or sales of all or substantially all of a Guarantor’s properties and assets or upon the satisfaction or defeasance of the New Notes. If the Issuer fails to pay any such amount, the Guarantors will immediately pay the amount that is due and required to be paid.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a guarantor, or any other subsidiary of any guarantor that is a parent of us, becomes a guarantor under any of the Eurobonds, Sterling bonds or USA notes, then such guaranteeing entity shall become a guarantor of the New Notes. As used herein, the term “Eurobonds” means the €500 million of 5.25% bonds due January 2015 issued by WPP Finance S.A., the €600 million of 4.375% bonds due December 2013 issued by WPP 2008 Limited (formerly WPP Group plc) and the €750 million of 6.625% bonds due in 2016 issued by WPP 2008 Limited (formerly WPP Group plc); the term “Sterling bonds” means the £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc), the £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A. and the £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc; and the term “USA notes” means the U.S.$368.6 million of 5.875% notes due June 2014 issued by WPP Finance (UK) and the U.S.$600 million of 8% senior notes due September 2014 issued by WPP Finance (UK). Notwithstanding the foregoing, neither WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited and a guarantor of the £450 million of 5.75% convertible bonds due May 2014, nor Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited and a guarantor of the USA notes, will be required to become a guarantor of any New Notes issued and sold under the Indenture.

Ranking of Notes and Guarantees

WPP plc is a holding company and its principal assets are shares that it holds in its subsidiaries. The New Notes will not be secured by any of the Issuer’s assets or properties. As a result, by owning the New Notes, you will be one of the Issuer’s unsecured creditors. The New Notes will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Issuer, the New Notes would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt.

The Guarantors’ guarantees of the New Notes will not be secured by any of their assets or properties. As a result, if the Guarantors are required to pay under the guarantees, Holders of the New Notes would be unsecured creditors of the Guarantors. The guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against any of the Guarantors, the guarantees would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated debt.

WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the New Notes unless other entities become guarantors. As a result, the New Notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors.

As of December 31, 2011, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £15,065.7 million (U.S.$23,365.4 million), of which approximately £1,882.7 million (U.S.$2,919.9 million) was indebtedness. In addition, WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited, is a guarantor of £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc and Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited, is a guarantor of U.S.$368.6 million of 5.875% notes due June 2014 issued by WPP Finance (UK).

Stated Maturity and Maturity

The day on which the principal amount of the New Notes is scheduled to become due is called the “stated maturity” of the principal of such New Notes. The principal of the New Notes may become due before its stated maturity by reason of redemption or acceleration after a default. The day on which the principal of the New Notes actually becomes due, whether at its stated maturity or earlier, is called the “maturity” of the principal of the New Notes.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the New Notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal of the New Notes.

Registered Form and Denominations

The New Notes will be issued only in registered form without coupons and in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the New Notes will be issued in the form of global notes. See “—Form, Transfer and Book-Entry Procedures.”

Further Issues

We reserve the right, from time to time without the consent of Holders of the New Notes, to issue additional New Notes on terms and conditions identical to those of the New Notes, which additional New Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the New Notes offered hereby.

Payments on the Notes

The Issuer will pay interest on the New Notes on the interest payment dates and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a New Note on an interest payment date, the Issuer will pay the interest to the Holder in whose name the New Note is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, the Issuer will pay the interest to the person or entity entitled to receive the principal of the New Note. For principal due on a New Note at maturity, the Issuer will pay the amount to the Holder of the New Note against surrender of the New Note at the proper place of payment.

Payments on Notes in Global Form. For New Notes issued in global form, the Issuer will make payments on New Notes in accordance with the applicable policies of The Depository Trust Company or other depositary as in effect from time to time. Under those policies, the Issuer will make payments directly to the depositary, or its nominee, and not to any indirect Holders who own beneficial interests in a global note. An indirect Holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Notes. For New Notes issued in certificated form, the Issuer will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at the Holder’s address shown on the Trustee’s or the Security Registrar’s records as of the close of business on the regular record date, and the Issuer will make all other payments by check to the Paying Agent described below, against surrender of the New Note. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If the Issuer issues New Notes in certificated form, Holders of New Notes in certificated form will be able to receive payments of principal and interest on their New Notes at the office of the Issuer’s Paying Agent maintained in New York City.

Payment When Offices Are Closed

If any payment is due on a New Note on a day that is not a business day, the Issuer will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the New Notes, guarantees or the Indenture. No interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

Paying Agents

If the Issuer issues New Notes in certificated form, the Issuer may appoint one or more financial institutions to act as its paying agents, at whose designated offices the New Notes may be surrendered for payment at their maturity. The Issuer may add, replace or terminate paying agents from time to time, provided that if any New Notes are issued in certificated form, so long as such New Notes are outstanding, the Issuer will maintain a paying agent in New York City. The Issuer may also choose to act as its own paying agent. Initially, the Issuer has appointed Citibank, N.A. as principal Paying Agent and Citibank, N.A., London Branch as a Paying Agent. The Issuer must notify you of changes in the paying agents as described under “—Notices” below.

In addition, the Issuer will undertake to maintain paying agents having offices in at least one major European city and a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive.

Unclaimed Payments

All money paid by the Issuer or a Guarantor to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to the Issuer or such Guarantor. After that two-year period, the Holder may look only to the Issuer and the Guarantors for payment and not to the Trustee, any paying agent or anyone else.

Payment of Additional Amounts

All payments in respect of the New Notes and the guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature (“taxes”) imposed or levied by or on behalf of (i) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or resident (or deemed for tax purposes to be resident), (ii) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any Guarantor makes payment on the New Notes or the guarantees, or (iii) the United States or any political subdivision or taxing authority thereof or therein (each, an “applicable taxing jurisdiction”), unless such taxes are required by the applicable taxing jurisdiction to be withheld or deducted. In that event, the Issuer or the Guarantors will pay by way of additional interest on the New Notes such additional amounts of, or in respect of, principal, premium, if any, and interest (“additional amounts”) as will result (after deduction of such taxes and any additional taxes payable in respect of such additional amounts) in the payment to each Holder of the New Notes of the amounts that would have been payable in respect of such New Note or guarantee had no such withholding or deduction been required, except that no additional amounts shall be so payable for or on account of:

(1)	any taxes that would not have been imposed but for the fact that such Holder:

(a)	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the applicable taxing jurisdiction or otherwise had some connection with the applicable taxing jurisdiction other than the mere ownership of, or receipt of payment under, such New Note or guarantee;

(b)	presented (if presentation is required) such New Note or guarantee for payment in the applicable taxing jurisdiction, unless such New Note or guarantee could not have been presented for payment in another member state of the European Union; or

(c)	presented (if presentation is required) such New Note or guarantee, as the case may be, more than 30 days after the date on which the payment in respect of such New Note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such additional amounts if it had presented such New Note or guarantee for payment on any day within such period of 30 days;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar taxes;

(3)	any taxes that are payable otherwise than by withholding or deduction from payments of, or in respect of, principal, premium, if any, or interest on such New Note or guarantee, as the case may be;

(4)	any taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a New Note with a request from the Issuer or any Guarantor addressed to the Holder and received by such Holder at least 30 days prior to the first payment date with respect to which such information is required (a) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5)	any tax imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6)	any taxes payable by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant New Note or related guarantee to another paying agent in a member state of the European Union; or

(7)	any combination of items (1), (2), (3), (4), (5) and (6);

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or interest on any such New Note or guarantee to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of the New Note.

Whenever there is mentioned, in any context, the payment in respect of the New Notes or the guarantees, such mention shall be deemed to include mention of the payment of additional amounts provided for in the Indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the Indenture.

Redemption

The Issuer will not be permitted to redeem the New Notes before their stated maturity, except as set forth below. The New Notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your New Notes. In addition, you will not be entitled to require the Issuer or the Guarantors to repurchase your New Notes from you before the stated maturity, except as set forth below under “—Repurchase upon Change of Control Repurchase Event.”

Optional Redemption

We will have the right at our option to redeem the New Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such New Notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points (the “make-whole amount”), plus accrued and unpaid interest on the principal amount of the New Notes to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such New Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBS Securities Inc. or their respective affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the New Notes or any portion of the New Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee or a paying agent, as applicable, money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to, but excluding, the redemption date on the New Notes to be redeemed on such date. If less than all of the New Notes are to be redeemed, the New Notes to be redeemed shall be selected by the Trustee, Security Registrar or Paying Agent, as applicable, by such method as the Trustee, Security Registrar or Paying Agent, as applicable, shall deem fair and appropriate.

Tax Redemption

If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the applicable taxing jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the New Notes or the guarantees, which change or amendment becomes effective on or after the original issue date of the New Notes, it is determined by the Issuer and the Guarantors that the Issuer or a Guarantor (x) would be required to pay any additional amounts pursuant to the Indenture or the terms of any New Note or guarantee in respect of interest on the next succeeding interest payment date (assuming, in the case of a Guarantor, a payment in respect of such interest was required to be made by such Guarantor under its guarantee thereof on such interest payment date), and (y) such obligation cannot be avoided by the Issuer or such Guarantor taking reasonable measures available to the Issuer or such Guarantor (including by having payments with respect to the New Notes or guarantees made by the Issuer or a Guarantor that would not be required to pay any additional amounts), the Issuer may, at its option, redeem all (but not less than all) the New Notes, at any time following such an event, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the date fixed for redemption; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or such Guarantor would be obligated to pay such additional amounts were a payment in respect of the New Notes or related guarantees, as the case may be, then due and (b) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the mailing of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that the Issuer or a Guarantor would be required to pay additional amounts on the next payment in respect of the New Notes and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the Issuer or such Guarantor, taking reasonable measures available to the Issuer or the Guarantor, and the Trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the Holders of the New Notes.

If (1) the Issuer or the Guarantors shall have on any date (the “succession date”) consolidated with or merged into, or conveyed or transferred or leased all or substantially all of the Issuer’s or the Guarantors’ properties and assets to any successor person (as defined in the Indenture) that is organized under the laws of any jurisdiction other than the jurisdiction in which the Issuer or any Guarantor is organized, (2) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction of organization, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the New Notes or the related guarantees, which change or amendment becomes effective on or after the succession date, such successor person would be required to pay any additional amounts pursuant to the Indenture or the terms of the New Notes or the related guarantees in respect of interest on any New Notes on the next succeeding interest payment date, and (3) such obligation cannot be avoided by the successor person taking reasonable measures available to it, the Issuer or such successor person may at the Issuer’s or such successor person’s option, redeem all (but not less than all) of the New Notes, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest) to, but excluding, the date fixed for redemption and additional amounts, if any; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a successor person would be obligated to pay such additional amounts were a payment in respect of the New Notes or the related guarantees, as the case may be, then due, and (2) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the mailing of any notice of redemption pursuant to this paragraph, the successor person shall deliver to the Trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that such successor person would be required to pay additional amounts on the next payment in respect of the New Notes and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the successor person taking reasonable measures available to it, and the Trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the Holders of the New Notes.

Repurchase upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless we have exercised our right to redeem the New Notes, each Holder shall have the option to require us to repurchase all or any portion of its New Notes (in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof) on the Repurchase Date (as defined below) at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the date of repurchase (subject to the right of Holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date).

Promptly upon our becoming aware that a Change of Control Repurchase Event has occurred we shall, and at any time upon the Trustee becoming similarly so aware, the Trustee may, and if so requested by the Holders of at least 25% of the aggregate principal amount of the New Notes then outstanding, shall (subject, in each case, to the Trustee being indemnified and/or secured to its satisfaction), give notice (a “Change of Control Repurchase Event Notice”) to the Holders specifying the nature of the Change of Control Repurchase Event and the procedure for exercising the Holders’ repurchase option. If not previously sent, the Change of Control Repurchase Event Notice must be sent to the Holders, the Trustee, the Security Registrar and the Paying Agent no later than 30 days after the occurrence of the Change of Control Repurchase Event.

To exercise the option to require the repurchase of a New Note following the occurrence of a Change of Control Repurchase Event the Holder of the New Note must deliver such New Note, on any business day during the period (the “Repurchase Period”) beginning on the date the Change of Control Repurchase Event Notice is given and ending 45 days thereafter, at the specified office of the Trustee, accompanied by a duly signed and completed notice of exercise (a “Change of Control Repurchase Notice”) in the form (for the time being current) which shall be provided with the Change of Control Repurchase Event Notice. A Change of Control Repurchase Notice, once given, shall be irrevocable unless we elect to permit revocations. All New Notes submitted for repurchase shall be purchased by us on the date that is 3 business days after the expiration of the Repurchase Period (the “Repurchase Date”).

On the Repurchase Date, we will:

•	accept for payment all New Notes or portions of New Notes (in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the repurchase option;

•	deposit with the Trustee or Paying Agent, as applicable, an amount equal to the aggregate repurchase price in respect of all New Notes or portions of New Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the New Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of New Notes being purchased by us.

The Trustee or Paying Agent, as applicable, will promptly mail to each Holder of New Notes properly tendered the repurchase price for the New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of any New Notes surrendered; provided, that each new New Note will be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the New Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the New Notes by virtue of such conflict.

We will not be required to make an offer to repurchase the New Notes upon Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all New Notes properly tendered and not withdrawn under its offer.

The Trustee and the Paying Agent are under no obligation to ascertain whether a Change of Control Repurchase Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Repurchase Event or Change of Control has occurred and, until it shall have actual knowledge or notice pursuant to the Indenture to the contrary, the Trustee and the Paying Agent may assume that no Change of Control Repurchase Event or Change of Control (as defined below) or other such event has occurred.

A “Change of Control Repurchase Event” will be deemed to occur if:

(I)	(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a holding company whose shareholders are or are to be substantially similar to WPP plc’s shareholders immediately prior to such company becoming WPP plc’s parent company, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, as a result of a purchase, merger or otherwise, of (x) more than 50 percent of the issued ordinary share capital of WPP plc, or, in lieu thereof after the creation of a New Parent (as defined below), more than 50 percent of the issued ordinary share capital of the New Parent or (y) shares in the capital of WPP plc carrying more than 50 percent of the voting rights (“Voting Stock”) normally exercisable at a general meeting of WPP plc, or, in lieu thereof after the creation of a New Parent, more than 50 percent of the Voting Stock of the New Parent normally exercisable at a general meeting of the New Parent or (ii) any Guarantor ceases to be a direct or indirect Subsidiary of WPP plc or any Parent Guarantor;

(b)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of WPP plc and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to WPP plc or one of its Subsidiaries or, in lieu thereof after the creation of a New Parent, the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the New Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the New Parent or one of its Subsidiaries;

(c)	WPP plc consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, WPP plc, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of WPP plc or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of WPP plc outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction or, in lieu thereof after the creation of a New Parent, the New Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the New Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the New Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the New Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d)	the majority of the members of the board of directors of WPP plc shall cease to be Continuing Directors or, in lieu thereof after the creation of a New Parent, the majority of the members of the board of directors of the New Parent shall cease to be Continuing Directors; or

(e)	the adoption of a plan relating to the liquidation or dissolution of WPP plc or, in lieu thereof after the creation of a New Parent, the adoption of a plan relating to the liquidation or dissolution of the New Parent (each of the events set forth in clauses (a) through (e), a “Change of Control”); and

(II) at the time of the occurrence of a Change of Control, the New Notes carry an investment grade credit rating (Baa3/BBB-, or equivalent, or better), from any Rating Agency and such rating from any Rating Agency is, within a period ending 120 days after announcement of the Change of Control having occurred (or such longer period as the New Notes are under consideration, announced publicly within such 120 day period, for rating review), either downgraded to a non-investment grade credit rating (Bal/BB+, or equivalent, or worse) or withdrawn.

Notwithstanding the foregoing, (a) if at the time of the occurrence of the Change of Control the New Notes carry either a non-investment grade credit rating from each Rating Agency then assigning a credit rating to the New Notes or no credit rating from any Rating Agency, a Change of Control Repurchase Event will be deemed to occur upon the occurrence of a Change of Control alone; and (b) if at the time of the occurrence of the Change of Control the New Notes carry a rating from more than one Rating Agency, at least one of which is investment grade, then sub-paragraph (II) will apply.

For the purposes of the foregoing provisions, “New Parent” means any Parent Guarantor whose equity ownership is substantially the same as WPP plc or any prior Parent Guarantor immediately prior to such New Parent becoming a Parent Guarantor.

If the rating designations employed by any of Moody’s or S&P are changed from those which are described in sub-paragraph (II) above, or if a rating is procured from a Substitute Rating Agency, we shall determine, with the agreement of the Trustee (not to be unreasonably withheld or delayed), the rating designations of Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s or S&P and sub-paragraph (II) shall be read accordingly.

For the purposes of the foregoing provisions, “Continuing Director” means, as of any date of determination, any member of the board of directors of WPP plc who:

(1) was a member of such board of directors on the date of the Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, provided that, in lieu thereof after the creation of a New Parent, “Continuing Director” means, as of any date of determination, any member of the board of directors of the New Parent who:

(i) was a member of such board of directors on the date that the New Parent became a guarantor under the Indenture; or

(ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

For the purposes of the foregoing provisions, “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

Covenants

The following covenants will apply to WPP plc and its Restricted Subsidiaries (as defined below) for so long as any New Note remains outstanding. These covenants restrict WPP plc’s ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit the ability of any entity to incur indebtedness or require compliance with financial ratios or the maintenance of specified levels of net worth or liquidity.

Negative Pledge

Pursuant to the Indenture, for so long as any of the New Notes remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, create, suffer or permit to subsist any mortgage, charge, pledge, lien or other security interest (each, a “Security Interest” and, collectively, “Security Interests”) on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the New Notes shall be directly secured equally and ratably with the obligation secured by such Security Interest.

If, as provided above under “—Guarantees,” a direct or indirect parent of WPP plc becomes a Guarantor of the New Notes, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the New Notes remain outstanding, the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, suffer or permit to subsist any Security Interest on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the New Notes shall be directly secured equally and ratably with the obligation secured by such Security Interest.

Limitation on Sale and Leaseback Transactions

Pursuant to the Indenture, for so long as any of the New Notes remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including WPP plc or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by WPP plc or such Subsidiary for a period, including renewals, in excess of three years of any assets that have been owned by WPP plc or any Restricted Subsidiary for more than 270 days and which have been or are to be sold or transferred by WPP plc or any Restricted Subsidiary to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless WPP plc or such Restricted Subsidiary, within one year after the sale or transfer will have been made by WPP plc or such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by WPP plc or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any of WPP plc’s assets or the assets any of our Subsidiaries.

Notwithstanding the foregoing, WPP plc or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, WPP plc or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the New Notes shall be directly secured equally and ratably with such Indebtedness.

If, as provided above under “—Guarantees,” a direct or indirect parent of WPP plc becomes a Guarantor of the New Notes, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the New Notes remain outstanding, the Parent Guarantor will not, and it will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Parent Guarantor or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by the Parent Guarantor or any such Restricted Subsidiary for a period, including renewals, in excess of three years of any assets which have been owned by the Parent Guarantor or any of its Restricted Subsidiaries for more than 270 days and which have been or are to be sold or transferred by the Parent Guarantor or any of its Restricted Subsidiaries to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless the Parent Guarantor applies or such Restricted Subsidiary, within one year after the sale or transfer will have been made by the Parent Guarantor or such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by the Parent Guarantor or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any assets of the Parent Guarantor or any of its Subsidiaries.

Notwithstanding the foregoing, the Parent Guarantor or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to its or their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, the Parent Guarantor or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the New Notes shall be directly secured equally and ratably with such Indebtedness.

Consolidation, Merger, Conveyance, Transfer or Lease

The Indenture will provide that for so long as any of the New Notes are outstanding, neither the Issuer nor any Guarantor may consolidate with or merge with or into any other person, or convey, transfer or lease of all or substantially all of its properties and assets to any person, unless (i) any person formed by such consolidation or into which the Issuer or such Guarantor is merged or to whom the Issuer or such Guarantor has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership, trust, company or other entity organized and validly existing under the laws of the United Kingdom or any jurisdiction thereof, Jersey, any jurisdiction included from time to time in the European Union (or its successors), the United States, any state thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture executed and delivered to the Trustee, the Issuer’s or such Guarantor’s obligations on the New Notes or the guarantees, as the case may be, and under the Indenture (including any obligation to pay any additional amounts and, in the case of a Guarantor, the performance or observation of its guarantees), (ii) in the case of such consolidation, merger, conveyance, transfer or lease by the Issuer or any Guarantor, immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, (iii) any such person, or any Parent of such person, shall expressly agree by a supplemental indenture, among other things, to indemnify the Holder of each New Note against (a) any tax, duty, levy, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease and (iv) certain other conditions are met. Notwithstanding the foregoing, this covenant shall not apply to any conveyance, transfer or lease of all or substantially all of the properties and assets of any entity to the extent that the person to which such properties or assets are conveyed, transferred or leased is a Guarantor of the New Notes or becomes a guarantor of the New Notes concurrent with any such conveyance, transfer or lease of all or substantially all of our or its properties and assets, or is a wholly-owned subsidiary of any such Guarantor or person who so becomes a guarantor.

Provision of Information

WPP plc or any successor Parent Guarantor will furnish the Trustee with copies of its annual report and the information, documents and other reports that it is required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K or copies of the information included in such reports on Form 6-K (or annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, if the reporting person is not a foreign private issuer). In addition, to the extent that such reports are not available on the SEC’s website or the website of WPP plc or any successor Parent Guarantor, then such entity will make the same information, documents and other reports available, at its expense, to Holders who so request in writing. In addition, during any period when WPP plc or any successor Parent Guarantor is not required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act periodic and current reports (and not exempt from reporting pursuant to Rule 12g3-2(b)

under the Exchange Act), then such entity shall provide to Holders and prospective Holders designated by Holders with the information contemplated by Rule 144A(d)(4).

If any of WPP plc’s executive officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, WPP plc will also file a certificate with the Trustee describing the details thereof and the action we are taking or propose to take.

For so long as the New Notes are listed on a securities exchange, WPP plc or any Parent Guarantor will make any reports or other information supplied to the Trustee pursuant to this covenant available at the office of WPP plc’s Paying Agent or transfer agent in the jurisdiction where such exchange is located and will notify such exchange of the occurrence of any event of default and, prior to publication of notice of such event of default in the jurisdiction where such exchange is located, submit a draft of the notice to such exchange.

Definitions

“Indebtedness” means any indebtedness of any person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

“Permitted Security Interests” means:

(1) Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

(2) any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of the Issuer or a Guarantor after the date of the Indenture and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary);

(3) those Security Interests existing at the date of the Indenture;

(4) Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Indebtedness), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Indebtedness) incurred in the ordinary course of business;

(5) Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

(6) Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts); provided that any such Security Interest shall not apply to any other property of the purchaser thereof;

(7) any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(8) any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

(9) any Security Interest securing Indebtedness re-financing Indebtedness secured by Security Interests permitted by clauses (2), (3) or (6) above or this clause (9); provided that the maximum principal amount of the Indebtedness secured by such Security Interests at the time of such refinancing is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed Indebtedness;

(10) Security Interests in favor of WPP plc or any of its Restricted Subsidiaries or, after the time that the New Notes are guaranteed by a Parent Guarantor other than WPP plc, Security Interests in favor of the Parent Guarantor or any of its Restricted Subsidiaries;

(11) (a) any Security Interests created or outstanding on or over any of the assets of WPP plc or any of its Subsidiaries issued in connection with an accounts receivable purchase facility, provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(a) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end or (b) after the time that the New Notes are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (11)(a) shall cease to have effect), any Security Interests created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Subsidiaries issued in connection with an accounts receivable purchase facility provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(b) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of the Parent Guarantor as reported at the most recent year-end (or if the Parent Guarantor did not file reports as of the most recent year-end, 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end as reported by WPP plc); and

(12) (a) any other Security Interest created or outstanding on or over any of the assets of WPP plc or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(a) created or outstanding shall not at any time exceed $40,000,000 or (b) after the time that the New Notes are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (12)(a) shall cease to have effect), any other Security Interest created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Restricted Subsidiaries; provided, further, that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(b) created or outstanding shall not at any time exceed $40,000,000.

“Restricted Subsidiary” means any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year or any other Subsidiary designated by WPP plc from time to time as a Restricted Subsidiary in WPP plc’s sole discretion; provided, that after the time that the New Notes are guaranteed by a Parent Guarantor other than WPP plc, “Restricted Subsidiary” shall be any Subsidiary whose consolidated revenue shall have exceeded 5% of consolidated revenues of the Parent Guarantor and its Subsidiaries taken as a whole for that financial year (or if the Parent Guarantor has existed for less than one year, 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year), or any other Subsidiary designated by the Parent Guarantor from time to time as a Restricted Subsidiary in the Parent Guarantor’s sole discretion.

“Subsidiary” of a specified person means that specified person holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors or is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that specified person.

Events of Default and Remedies

The following are events of default (“Events of Default”) under the Indenture with respect to the New Notes and the related guarantees:

(a)	failure to pay principal of or any premium on any New Notes when due;

(b)	failure to pay any interest (including additional amounts, if any) on any New Notes when due, continued for 30 days;

(c)	failure by the Issuer or any Guarantor to perform any other covenant or warranty in the New Notes or the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a different series of the debt securities) continued for 45 days after written notice has been given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding New Notes, as provided in the Indenture;

(d)	default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Issuer or any Guarantor in an amount in excess of U.S.$25,000,000 (or the equivalent thereof in other currencies or currency units) which default shall have resulted in such indebtedness being accelerated prior to the date on which it would otherwise become due and payable, unless such indebtedness is discharged or such acceleration is rescinded or annulled within 10 days after written notice as provided in the Indenture has been given by the Trustee;

(e)	any guarantee of such New Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under the guarantees of such New Notes; and

(f)	certain events of bankruptcy, insolvency, examinership, reorganization, or désastre proceedings of the Issuer, any Guarantor or any of WPP plc’s “significant subsidiaries” (as defined in Regulation S-X under the Securities Act).

If an Event of Default with respect to the New Notes occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the New Notes then outstanding by notice as provided in the Indenture may declare the aggregate principal amount of all the New Notes to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the New Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of amounts due solely because of such acceleration, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

An Event of Default for the New Notes will not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such New Notes.

No Holder of a New Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless

(1)	such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the New Notes;

(2)	the Holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made written request, and such Holder or Holders have offered, to the Trustee indemnity reasonably satisfactory to it to institute such proceeding as Trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer.

Such limitations do not apply, however, to a suit instituted by a Holder of a New Note for the enforcement of payment of the principal, premium, if any, or interest (including additional amounts, if any) on such New Note on or after the applicable due date specified in such New Note.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding New Note affected thereby, among other things:

(1)	change the stated maturity of the principal of, or any installment of principal of or premium or interest (including additional amounts, if any), on, any New Notes or change the obligation of the Issuer or the Guarantors to pay any additional amounts;

(2)	reduce the principal amount of, or rate of interest (or additional amounts, if any), on, or any premium payable upon the redemption or repurchase of, any New Notes;

(3)	change the place of payment where, or the currency in which, any New Notes or any premium or interest (including additional amounts, if any) thereon is payable;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any New Notes on or after the stated maturity or redemption or repurchase date;

(5)	reduce the percentage in principal amount of outstanding New Notes, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(6)	change in any manner adverse to the Holders of the outstanding New Notes the terms and conditions of the obligations of any Guarantor under its guarantee in respect of the New Notes in respect of the due and punctual payment of the principal thereof and any premium or interest (including additional amounts, if any) thereon; or

(7)	modify such provisions with respect to modification and waiver.

The Indenture may also be modified or amended without the consent of Holders of the New Notes, among other things:

(1)	to evidence the succession of another person to the Issuer or a Guarantor in accordance with certain requirements set forth in the Indenture;

(2)	to add to the covenants of the Issuer or a Guarantor for the benefit of Holders of the New Notes or to surrender any power conferred upon the Issuer or a Guarantor;

(3)	to add any Events of Default;

(4)	to add or to change provisions of the Indenture to permit or facilitate the issuance of New Notes in bearer form, Registrable or not Registrable or uncertificated form;

(5)	to add to or change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination (a) will not apply to any debt securities created prior thereto, (b) will not modify the rights of the Holder of any New Note with respect to such provision or (c) will only apply to future issuances;

(6)	to modify the restrictions on transferability of the New Notes in order to comply with applicable law;

(7)	to secure the New Notes or the related guarantees;

(8)	to establish the form or terms of other series of debt securities as permitted by the Indenture;

(9)	to provide for successor or additional trustees;

(10)	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of any Holders of the New Notes;

(11)	to conform the terms of the New Notes with the description thereof set forth in this prospectus and any related term sheet;

(12)	to add one or more additional guarantors;

(13)	to amend the Indenture to conform to the provisions of the U.S. Trust Indenture Act of 1939, as amended; or

(14)	to make any other change that does not adversely affect the interests of the Holders of the New Notes in any material respect.

The Holders of a majority in aggregate principal amount of the outstanding New Notes may, on behalf of all Holders of such New Notes, waive compliance by the Issuer and/or a Guarantor with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding New Notes may, on behalf of all Holders of the New Notes, waive any past default under the Indenture and its consequences, except a default in the payment of principal of, premiums if any, or interest (including additional amounts, if any) on, any outstanding New Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding New Note.

Except in certain limited circumstances, the Issuer or a Guarantor will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding New Notes entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. If a record date is set for any action to be taken by Holders, such action may be taken only by persons who are Holders of outstanding New Notes on the record date. To be effective, such action must be taken by Holders of the requisite aggregate principal amount of such New Notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuer or a Guarantor, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

The Indenture will provide that the Issuer and the Guarantors (i) will be deemed to have been discharged from any and all obligations in respect of the New Notes and the related guarantees (except for certain obligations to register the transfer of or exchange such New Notes, to replace stolen, lost, destroyed or mutilated New Notes) upon satisfaction of certain requirements (including, without limitation, providing such security or indemnity as the Trustee and the Issuer may require), to maintain paying agents, to pay additional amounts and to hold certain moneys in trust for payment) or (ii) need not comply with certain restrictive covenants of the Indenture (including those described under “Covenants—Negative Pledge” and “Covenants—Limitation on Sale and Leaseback Transactions” and certain other obligations under the Indenture), in each case if the Issuer or a Guarantor deposits, in trust with the Trustee or Paying Agent, as applicable, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest (including additional amounts, if any) in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay all the principal of, and any premium and interest (including additional amounts, if any) on, the New Notes on the dates such payments are due in accordance with the terms of the Indenture and such New Notes. In connection with exercising the option pursuant to clause (i) or (ii) above, the Issuer is required to deliver to the Trustee (x) opinions of counsel stating that (a) the beneficial owners of the New Notes will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes, in such jurisdictions in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which in the case of clause (i) must be based on a change in law or published ruling by the U.S. Internal Revenue Service and (b) the deposit shall not result in the Issuer being deemed an “investment company” required to register under the U.S. Investment Company Act of 1940, as amended, (y) an officers’ certificate to the effect that New Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit and (z) an officers’ certificate and an opinion of counsel as to compliance with all applicable conditions precedent provided for in the Indenture relating to the defeasance of such New Notes.

Distributable Reserves Consent

Each Holder will be deemed to consent to the Issuer or any Guarantor (or any additional or successor Guarantor) applying to a court of competent jurisdiction for an order sanctioning a reduction in any of its share capital accounts including, without limitation, by re-characterizing any sum standing to the credit of a share premium account as a distributable reserve.

Notices

As long as the New Notes remain in global form, notices to be given to Holders of the New Notes will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Issuer issues New Notes in certificated form, notices to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the Trustee’s or the Security Registrar’s records, and will be deemed given when mailed. For so long as any New Notes are listed on any securities exchange, the Issuer will publish such notices as may be required by the rules and regulations of such securities exchange.

Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Governing Law

The Indenture, the New Notes and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process; Submission to Jurisdiction

The Indenture will provide that the Issuer and the Guarantors will each appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent for service of process in any legal action or proceeding arising out of or in relation to the Indenture, the New Notes or the guarantees brought in any Federal or state court in the Borough of Manhattan, The City of New York, New York, and the Issuer and the Guarantors will each irrevocably submit to the non-exclusive jurisdiction of such courts.

Currency Indemnity

The obligations of the Issuer and the Guarantors under the New Notes and the guarantees, respectively, will be discharged only to the extent that the relevant Holder is able to purchase U.S. dollars with any other currency paid to that Holder in accordance with any judgment or otherwise. If the Holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer and the Guarantors will pay the difference. The Holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such Holder, the Holder will reimburse the excess to the Issuer or the Guarantors, as the case may be. The Holder will not be obligated to make this reimbursement if the Issuer or the Guarantors are in default of their respective obligations under the New Notes or the related guarantees.

Concerning the Trustee, the Security Registrar and the Paying Agents

Wilmington Trust, National Association has been appointed Trustee under the Indenture.

Citibank, N.A. has been appointed Security Registrar and Paying Agent under the Indenture and Citibank, N.A., London Branch has been appointed a Paying Agent.

The Indenture provides that the Issuer and the Guarantors will indemnify the Trustee, Paying Agent and Security Registrar against any loss, liability or expense incurred without negligence or willful misconduct of the Trustee, Paying Agent and Security Registrar in connection with the acceptance or administration of the trust created by the Indenture.

Form, Transfer and Book-Entry Procedures

The New Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of U.S.$1,000 and any integral multiples of U.S.$1,000 in excess thereof. The New Notes will not be issued in bearer form. The New Notes will be issued at the closing of the offering only against payment in immediately available funds.

Global Notes

The New Notes will, at least initially, be represented by one or more New Notes in registered, global form without interest coupons. We refer to these New Notes collectively as the “Global Note.”

Once issued, the Global Note will be deposited with either the Trustee or the Security Registrar as custodian for DTC and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to their successors. You may not exchange your beneficial interest in a Global Note for New Notes in certificated or non-book entry form except in the limited circumstances described below. See “—Certificated Notes.”

Certificated Notes

Beneficial interests in the Global Note may not be exchanged for New Notes in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Note and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee and the Security Registrar that we elect to cause the issuance of certificated New Notes; or

•	certain other events provided in the Indenture occur, including the occurrence and continuance of an event of default with respect to the New Notes.

In all cases, certificated New Notes delivered in exchange for the Global Note will be registered in the names, and issued in any approved denominations, requested by the depositary.

Exchanges Between Certificated Notes

You may transfer or exchange a certificated New Note or replace any lost, stolen, mutilated or destroyed certificated New Note for a new certificated New Note of like tenor and principal amount upon surrender at the office of the Security Registrar, together with a form of transfer duly completed and executed and any other evidence that the Security Registrar may reasonably require; provided that all transfers, exchanges and replacements must be effected in accordance with the Indenture and the supplemental Indenture. In the case of a transfer of only part of a certificated New Note, a new certificated New Note will be issued to the transferee in respect of the part transferred and a further new certificated New Note in respect of the balance of the original certificated New Note not transferred will be issued to the transferor.

Book-Entry Procedures for the Global Note

The following descriptions of the operations and procedures of DTC, Euroclear and Clearstream are provided to you solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, known as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. These persons are known as indirect participants. Persons who are not participants or indirect participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Note, DTC will credit, on its internal system, the accounts of participants with portions of the principal amount of the Global Note, and

•

ownership of the interests in the Global Note will be shown on, and the transfer of ownership of the interests will be effected only through, records maintained by DTC, in the case of participants, or by participants and indirect participants, in the case of other owners of beneficial interests in the Global Note.

You may hold your interest in the Global Note through Euroclear or Clearstream, if you are a participant in those systems, or indirectly through organizations which are participants in those systems. You may also hold interests in the Global Note through organizations other than Euroclear and Clearstream that are participants in the DTC system. Euroclear and Clearstream will hold interests in the Global Note on behalf of their participants through customers’ securities accounts in their own names on the books of their depositaries. The depositaries, in turn, will hold such interests in the Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC. All interests in the Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of DTC. Transfers and exchange of interests in the Global Note will also be subject to the restrictions described above under “—Certificated Notes.”

The laws of some states require that certain persons take physical delivery of the New Notes that they own. Consequently, your ability to transfer beneficial interests in the Global Note to others may be limited. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

As long as DTC or its nominee is the registered holder of the Global Note, DTC or its nominee will be considered the sole owner and Holder of the New Notes represented by the Global Note for all purposes under the Indenture, the supplemental Indenture and the New Notes. Except as described above, if you hold a book-entry interest in the Global Note, you:

•	will not have New Notes registered in your name;

•	will not receive physical delivery of the New Notes in certificated form; and

•	will not be considered the registered owner or Holder of the interest in the Global Note under the Indenture, the supplemental indenture or the New Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of the New Notes:

•	only at the direction of one or more participants to whose account with DTC interests in the Global Note are credited; and

•	only in respect of such portion of the aggregate principal amount of the New Notes as to which the participant in question has given such direction.

If there is an event of default under the New Notes, however, DTC reserves the right to exchange the Global Note for legended New Notes in certificated form, and to distribute these New Notes to its participants.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee or Security Registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their obligations under the rules and procedures governing their operations, which may include:

•	maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in the Global Note, and

•	any other action taken by any such depositary, participant or indirect participant.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the Exchange Offer. It applies to you only if you tender your Old Notes for New Notes in the Exchange Offer. This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Treatment of the Exchange

The exchange of the Old Notes for the New Notes should not be a taxable event for United States federal income tax purposes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for United States federal income tax purposes, your tax basis in the New Notes should equal your basis in your Old Notes, your holding period in the New Notes should include your holding period in your exchanged Old Notes, and payments of interest, premium and principal on the New Notes should be treated in the same manner as such payments were treated with respect to the Old Notes.

PLAN OF DISTRIBUTION

This Exchange Offer does not constitute an invitation to participate in the Exchange Offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by the Issuer to inform themselves about, and to observe, any such restrictions.

If you want to participate in the Exchange Offer, you must represent and agree, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offer in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intending to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offer;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offer from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•	you are not prohibited by any law or policy from participating in the Exchange Offer;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

you are not located in any Member State of the European Economic Area which has implemented the Prospectus Directive or, if you are located in any Member State of the European Economic Area which has implemented the Prospectus Directive, you are a qualified investor (as defined in the Prospectus Directive) or otherwise fall within Article 3(2) of the Prospectus Directive;

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or within Article 43 of the Financial Promotion Order, or to whom this prospectus and any other documents or materials relating to the Exchange Offer may otherwise lawfully be communicated in accordance with the Financial Promotion Order; and you will not make any offer which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretative letters referred to above under “The Exchange Offer—Terms of the Exchange Offer” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired as a result of market making activities or other trading activities.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to the Exchange Agent.

By accepting the Exchange Offer, each broker-dealer that receives New Notes in the Exchange Offer agrees that it will stop using this prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.

We are delivering copies of this prospectus in electronic form through the facilities of DTC. You may obtain paper copies of the prospectus by contacting the Exchange Agent at its address specified on the inside back cover of this prospectus. By participating in the Exchange Offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

VALIDITY OF SECURITIES

The validity of the New Notes and the guarantees issued in the Exchange Offer will be passed upon for us by Allen & Overy LLP, our United States and English counsel. Certain matters of Jersey law relating to the guarantees will be passed upon for us by Mourant Ozannes, our Jersey counsel. Certain matters of Irish law relating to the guarantees will be passed upon for us by A&L Goodbody, our Irish counsel.

EXPERTS

The financial statements incorporated in this Form F-4 by reference from the Company’s Annual Report on Form 20-F for the year ended 31 December 2011 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.-INDEMNIFICATION	OF DIRECTORS AND OFFICERS

Article 67 of WPP Finance 2010’s Articles of Association provides:

“(a)	Subject to paragraph (e), a relevant director of the company or of an associated company may be indemnified out of the company’s assets against:

(i)	any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company or an associated company;

(ii)	any liability incurred by that director in connection with the activities of the company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act);

(iii)	any other liability incurred by that director as an officer of the company or an associated company.

(b)	The company may fund the expenditure of a relevant director of the company or of any associated company for the purposes permitted under the Companies Act and may do anything to enable such relevant director to avoid incurring such expenditure as provided in the Companies Act.

(c)	No relevant director of the company or of any associated company shall be accountable to the company or the shareholders for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company.

(d)	The powers given by this article shall not limit any general powers of the company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

(e)	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Act or by any other provision of law.

(f)	In this article and in article 68:

(i)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(ii)	a relevant director means any director or former director of the company or of an associated company.”

Article 148 of WPP plc’s Articles of Association provides:

“As far as the legislation allows, the Company may:

(a)	indemnify any director of the Company (or of an associated body corporate) against any liability;

(b)	indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of the Company (or of an associated body corporate) against liability incurred in connection with the company’s activities as trustee of the scheme;

(c)	purchase and maintain insurance against any liability for any director referred to in (a) or (b) above; and

(d)	provide any director referred to in (a) or (b) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

The powers given by this article shall not limit any general powers of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.”

Article 35 of WPP Air 1 Limited’s Articles of Association provides:

“Subject to the Acts, every director, managing director, agent, auditor, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court. Regulation 138 of Part I of Table A will not apply.”

Article 122 of WPP 2008 Limited’s Articles of Association provides:

“(a)	As far as the legislation allows, the Company may:

(i)	indemnify any director of the Company (or of an associated body corporate) against any liability,

(ii)	indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of the Company (or of an associated body corporate) against liability incurred in connection with the company’s activities as trustee of the scheme,

(iii)	purchase and maintain insurance against any liability for any director referred to in (i) or (ii) above, and

(iv)	provide any director referred to in (i) or (ii) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure)

(b)	The powers given by this article shall not limit any general powers of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief

(c)	Regulation 118 of Table A shall not apply”

Article 69 of WPP 2005 Limited’s New Articles of Association provides:

“(a)	Subject to paragraph (e), a relevant director of the Company or of an associated company may be indemnified out of the Company’s assets against:

(i)	any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company or an associated company;

(ii)	any liability incurred by that director in connection with the activities of the Company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act);

(iii)	any other liability incurred by that director as an officer of the Company or an associated company.

(b)	The Company may fund the expenditure of a relevant director of the Company or of any associated company for the purposes permitted under the Companies Act and may do anything to enable such relevant director to avoid incurring such expenditure as provided in the Companies Act.

(c)	No relevant director of the Company or of any associated company shall be accountable to the Company or the shareholders for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

(d)	The powers given by this article shall not limit any general powers of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

(e)	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Act or by any other provision of law.

(f)	In this article and in article 70:

(i)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(ii)	a relevant director means any director or former director of the Company or of an associated company.”

Articles 77 and 212 of the Companies (Jersey) Law 1991 (as amended), applicable to WPP plc, provide as follows:

“77. Indemnity of officers and former officers

(1)	Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

(2)	Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal)—

(i)	in which judgment is given in the person’s favour or the person is acquitted,

(ii)	which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

(iii)	which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

(b)	any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

(c)	any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.

(3)	Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

(4)	This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

“212 Power of court to grant relief in certain cases

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor it appears to the court that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that the person has acted honestly and that having regard to all the circumstances of the case (including those connected with his or her appointment) he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, the court may relieve the person, either wholly or partly, from his or her liability on such terms as it thinks fit.

(2)	If an officer or person mentioned in paragraph (1) has reason to apprehend that a claim will or might be made against the person in respect of negligence, default, breach of duty or breach of trust, he or she may apply to the court for relief; and the court on the application has the same power to relieve the person as it would have had if proceedings against him or her for negligence, default, breach of duty or breach of trust had been brought.”

WPP plc maintains an insurance policy for its directors and officers in respect of liabilities arising from any act, error or omission while acting in their capacities as directors or officers of WPP plc or any associated company.

Section 200 of the Companies Act 1963 of Ireland (as amended), applicable to WPP Air 1 Limited, provides as follows:

“200 Avoidance of provisions exempting officers and auditors of company from liability

(1)	Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that—

(a)	nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

(b)	notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under section 391 or section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the court.

(2)	Notwithstanding subsection (1), a company may purchase and maintain for any of its officers or auditors insurance in respect of any liability referred to in that subsection.

(3)	Notwithstanding any provision contained in an enactment, the articles of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director might benefit.

(4)	Any directors’ and officers’ insurance purchased or maintained by a company before the date on which the amendments made to this section by the Companies (Auditing and Accounting) Act 2003 came into operation is as valid and effective as it would have been if those amendments had been in operation when that insurance was purchased or maintained.

(5)	In this section a reference to an officer or auditor includes any former or current officer or auditor of the company, as the case may be.”

Sections 232—235 and Section 1157 of the U.K. Companies Act 2006, applicable to WPP Finance 2010, WPP 2008 Limited and WPP 2005 Limited, provide as follows:

“232 Provisions protecting directors from liability

(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

“233 Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

“234 Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

“235 Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

“1157 Power of court to grant relief in certain cases

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

ITEM 21.	EXHIBITS

3.1	Memorandum and Articles of Association of WPP Finance 2010 (previously filed).

3.2	Memorandum and Articles of Association of WPP plc (incorporated herein by reference to Exhibit 1.1 of its filing on Form 20-F filed with the Securities and Exchange Commission on April 30, 2012).

3.3	Memorandum and Articles of Association of WPP Air 1 Limited (incorporated herein by reference to Exhibit 3.3 of its filing on Form F-3 filed with the Securities and Exchange Commission on June 3, 2009).

3.4	Memorandum and Articles of Association of WPP 2008 Limited (incorporated herein by reference to Exhibit 3.4 of its filing on Form F-3 filed with the Securities and Exchange Commission on June 3, 2009).

3.5	Memorandum and Articles of Association of WPP 2005 Limited (previously filed).

4.1	Indenture among WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Wilmington Trust, National Association, as Trustee, dated November 21, 2011 (previously filed).

4.2	First Supplemental Indenture among WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Wilmington Trust, National Association, as Trustee, dated November 21, 2011 (previously filed).

4.3	Form of New Notes (included in Exhibit 4.2).

4.4	Form of guarantee (included in Exhibit 4.2).

4.5	Registration Rights Agreement among WPP Finance 2010, WPP plc, WPP 2005 Limited, WPP 2008 Limited, and Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., BNP Paribas Securities Corp. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers, and Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. as Dealer Managers, dated November 21, 2011 (previously filed).

5.1	Opinion of Allen & Overy LLP as to matters of US law (previously filed).

5.2	Opinion of Allen & Overy LLP as to matters of English law (previously filed).

5.3	Opinion of Mourant du Feu & Jeune (previously filed).

5.4	Opinion of A&L Goodbody (previously filed).

23.1	Consent of Deloitte LLP (previously filed).

23.2	Consent of Allen & Overy LLP (included in Exhibit 5.1).

23.3	Consent of Allen & Overy LLP (included in Exhibit 5.2).

23.4	Consent of Mourant du Feu & Jeune (included in Exhibit 5.3).

23.5	Consent of A&L Goodbody (included in Exhibit 5.4).

24.1	Powers of attorney (previously filed).

25.1	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, as Trustee with respect to Exhibits 4.1 and 4.2 (previously filed).

ITEM 22.	UNDERTAKINGS

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of each such Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each such Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, to send the incorporated documents by first class mail or other equally prompt means, and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and will be governed by the final adjudication of such issue.

SIGNATURES OF WPP FINANCE 2010

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on May 9, 2012.

WPP FINANCE 2010

By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of WPP Finance 2010 on May 9, 2012.

Signature	Title

* Paul Delaney	Director and Chairman (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Christopher P. Sweetland	Director

* Paul Richardson	Authorized Representative in the United States

*By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Attorney-in-Fact

SIGNATURES OF WPP PLC

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 9, 2012.

WPP PLC

By:	/S/ PAUL RICHARDSON
Name:	Paul Richardson
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of WPP plc on May 9, 2012.

Signature	Title

* Philip Lader	Chairman (non-executive) of the Board of Directors

* Sir Martin Sorrell	Group Chief Executive (Principal Executive Officer and Director)

* Paul Richardson	Group Finance Director (Principal Financial Officer and Director) and Authorized Representative in the United States

* David Barker	Group Finance Controller (Controller)

* Mark Read	Executive Director

* Colin Day	Executive Director

* Esther Dyson	Non-Executive Director

* Orit Gadiesh	Non-Executive Director

* Ruigang Li	Non-Executive Director

Signature	Title

* Stanley Morten	Non-Executive Director

* Koichiro Naganuma	Non-Executive Director

* Lubna Olayan	Non-Executive Director

* John Quelch	Non-Executive Director

* Jeffrey Rosen	Non-Executive Director

* Timothy Shriver	Non-Executive Director

* Paul Spencer	Non-Executive Director

* Sol Trujillo	Non-Executive Director

*By:	/S/ PAUL RICHARDSON
Name:	Paul Richardson
Title:	Attorney-in-Fact

SIGNATURES OF WPP AIR 1 LIMITED

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 9, 2012.

WPP AIR 1 LIMITED

By:	/S/ PAUL RICHARDSON
Name:	Paul Richardson
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of WPP Air 1 Limited on May 9, 2012.

Signature	Title

* David Haugh	Director and Chairman

* J.P. Donnelly	Director

* Jim Condren	Director

* Thierry Lenders	Director

* Paul Richardson	Director and Authorized Representative in the United States

*By:	/S/ PAUL RICHARDSON
Name:	Paul Richardson
Title:	Attorney-in-Fact

SIGNATURES OF WPP 2008 LIMITED

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on May 9, 2012.

WPP 2008 LIMITED

By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of WPP 2008 Limited on May 9, 2012.

Signature	Title

* Paul Delaney	Director and Chairman

* Andrew Scott	Director

* Christopher P. Sweetland	Director

* Paul Richardson	Authorized Representative in the United States

*By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Attorney-in-Fact

SIGNATURES OF WPP 2005 LIMITED

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on May 9, 2012.

WPP 2005 LIMITED

By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of WPP 2005 Limited on May 9, 2012.

Signature	Title

* Paul Delaney	Director and Chairman

* Christopher P. Sweetland	Director

* Paul Richardson	Authorized Representative in the United States

*By:	/S/ PAUL DELANEY
Name:	Paul Delaney
Title:	Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Memorandum and Articles of Association of WPP Finance 2010 (previously filed).

3.2	Memorandum and Articles of Association of WPP plc (incorporated herein by reference to Exhibit 1.1 of its filing on Form 20-F filed with the Securities and Exchange Commission on April 30, 2012).

3.3	Memorandum and Articles of Association of WPP Air 1 Limited (incorporated herein by reference to Exhibit 3.3 of its filing on Form F-3 filed with the Securities and Exchange Commission on June 3, 2009).

3.4	Memorandum and Articles of Association of WPP 2008 Limited (incorporated herein by reference to Exhibit 3.4 of its filing on Form F-3 filed with the Securities and Exchange Commission on June 3, 2009).

3.5	Memorandum and Articles of Association of WPP 2005 Limited (previously filed).

4.1	Indenture among WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Wilmington Trust, National Association, as Trustee, dated November 21, 2011 (previously filed).

4.2	First Supplemental Indenture among WPP Finance 2010, WPP plc, WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Wilmington Trust, National Association, as Trustee, dated November 21, 2011 (previously filed).

4.3	Form of New Notes (included in Exhibit 4.2).

4.4	Form of guarantee (included in Exhibit 4.2).

4.5	Registration Rights Agreement among WPP Finance 2010, WPP plc, WPP 2005 Limited, WPP 2008 Limited, and Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., BNP Paribas Securities Corp. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers, and Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. as Dealer Managers, dated November 21, 2011 (previously filed).

5.1	Opinion of Allen & Overy LLP as to matters of US law (previously filed).

5.2	Opinion of Allen & Overy LLP as to matters of English law (previously filed).

5.3	Opinion of Mourant du Feu & Jeune (previously filed).

5.4	Opinion of A&L Goodbody (previously filed).

23.1	Consent of Deloitte LLP (previously filed).

23.2	Consent of Allen & Overy LLP (included in Exhibit 5.1).

23.3	Consent of Allen & Overy LLP (included in Exhibit 5.2).

23.4	Consent of Mourant du Feu & Jeune (included in Exhibit 5.3).

23.5	Consent of A&L Goodbody (included in Exhibit 5.4).

24.1	Powers of attorney (previously filed).

25.1	Form T–1 Statement of Eligibility Under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, as Trustee with respect to Exhibits 4.1 and 4.2 (previously filed).